Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-117697 and 333-156405 on Form S-3 and in Registration Statement Nos. 333-100349, 333-61614, 333-44870, 333-107810, 333-121282, 333-121283, and 333-144525 on Form S-8 of our reports dated February 26, 2009 (which reports express an unqualified opinion and include an explanatory paragraph referring to the Company adopting Statement of Financial Accounting Standards No. 157, Fair Value Measurements effective January 1, 2008), relating to the consolidated financial statements and financial statement schedule of Community Health Systems, Inc., and the effectiveness of Community Health Systems, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Community Health Systems, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Nashville, Tennessee
February 26, 2009